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                                                                    EXHIBIT 2(b)


                                     EXHIBIT A

            CONSULTING, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

     THIS CONSULTING, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT ("Agreement") is made and entered into as of the ______ day of _______, 200____ by and between ProAssurance Corporation, a Delaware corporation ("ProAssurance"), and _______________(the "Consultant").

                                   WITNESSETH:

     WHEREAS, ProAssurance desires to retain Consultant for the period set forth in this Agreement to obtain services from the Consultant, and Consultant is willing to be retained by ProAssurance pursuant to this Agreement; and

     WHEREAS, Consultant acknowledges (i) that Consultant's expertise will contribute significantly to the financial success of the business of ProAssurance and (ii)that the compensation, covenants not to compete and confidentiality provisions in this Agreement are reasonable.

     NOW, THEREFORE, in consideration of the premises, as well as for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

     1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Agreement and Plan of Merger dated as of February 27, 2005, among ProAssurance, NCP Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of ProAssurance, and NCRIC Group, Inc., a Delaware corporation ("NCRIC").

     2. Consulting Relationship. ProAssurance hereby retains Consultant to provide Consulting Services (as defined in Section 3 of this Agreement) for a term commencing on the date hereof (the "Effective Date") and ending on that date that is the earlier of the date this Agreement is terminated or December 31, 2006 (the "Expiration Date").

     3. Consulting Services. Consultant agrees to provide such services to ProAssurance as may be reasonably requested from time to time by the Chairman of the Board or the Vice-Chairman of the Board of ProAssurance, consistent with Consultant's skills, background and experience. Consultant shall not be required to devote a specific amount of time each year to the performance of his duties, but shall spend that amount of time reasonably necessary to accomplish the assigned tasks (including Board, advisory board and committee service) faithfully and completely. The services of Consultant as described above are collectively defined as the "Consulting Services."

















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     4.   Compensation.

          a. In consideration of Consultant's Consulting Services and Consultant's covenants regarding confidentiality and noncompetition, ProAssurance shall pay Consultant a monthly consulting fee of $2,500 (the "Consulting Fee").

          b. ProAssurance shall reimburse Consultant, within 30 days after Consultant submits expense receipts to the Company, for all reasonable out-of-pocket travel expenses that are paid by Consultant in performing the Consulting Services, in accordance with the reimbursement policies adopted from time to time by ProAssurance.

          c. It is understood and agreed that Consultant is responsible for all tax payments. If ProAssurance, in its sole discretion, shall determine that ProAssurance or any of its subsidiaries has incurred or will incur any liability to withhold any federal, state or local income or other taxes by reason of any remuneration payable to Consultant, then ProAssurance may effect such withholding.

     5. Right of Employment. Neither this Agreement nor any action taken or not taken pursuant to this Agreement shall be construed as giving Consultant any right to be retained, as an employee or otherwise, by ProAssurance or any of its subsidiaries.

     6.   Termination. This Agreement may be terminated as follows:

          a.   This Agreement shall terminate one day after Consultant's death.

          b. ProAssurance may terminate this Agreement if, by reason of a disability, Consultant has been unable to perform Consulting Services for a period of 180 consecutive days.

          c. ProAssurance may terminate this Agreement for Cause at any time. For purposes of this Agreement "Cause" shall mean, and this Agreement shall be deemed to have been terminated for Cause if such termination results from, (i) willful gross misconduct on the part of Consultant that is materially and demonstrably injurious to ProAssurance or any of its subsidiaries as determined by the Board of Directors of ProAssurance; provided however, that no act, or failure to act, on the part of Consultant shall be considered willful gross misconduct unless Consultant acted, or failed to act, other than in good faith and with a reasonable belief that such action, or failure to act, was in the best interest of ProAssurance and its subsidiaries; or (ii) Consultant commits any act that constitutes a felony and that results, or is intended to result, directly or indirectly, in Consultant's substantial personal gain or personal enrichment at the expense of ProAssurance or any of its subsidiaries.

          d. Consultant may terminate this Agreement with cause or without cause at any time.

     7. Compensation Upon Termination. Upon termination of this Agreement ProAssurance shall have no further obligation under this Agreement to make any payments to Consultant or to bestow any benefits on Consultant after the date this Agreement is terminated (the "Termination Date"), other than payments and benefits accrued and due and payable to Consultant prior to the Termination Date.




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     8.   Confidentiality.

          a. Consultant acknowledges (i) that as a result of Consultant's prior service as a director of NCRIC and Consultant's engagement by ProAssurance, Consultant has and will become informed of, and has had and will have access to, valuable and confidential information of ProAssurance and its subsidiaries including, but not limited to, trade secrets, technical information, know-how, plans, specifications, marketing and sales information, claims handling information, investment information, and the identity of policyholders and reinsurers (collectively, "Confidential Information"), (ii) that the Confidential Information is the exclusive property of ProAssurance and its subsidiaries, and (iii) that the Confidential Information is to be held by Consultant in trust and solely for the benefit of ProAssurance and its subsidiaries. Accordingly, Consultant shall not at any time subsequent to the date of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person or entity any of the Confidential Information without the prior consent of ProAssurance, except to officers and employees of ProAssurance and its subsidiaries, and other persons or entities whom ProAssurance agrees are in a contractual or fiduciary relationship with ProAssurance or any of its subsidiaries. This provision does not prohibit Consultant from disclosing information which legally is or becomes of general public knowledge from authorized sources other than Consultant.

          b. If the Confidential Information known to Consultant or in Consultant's possession is subpoenaed, is subject to a demand for production, or is subject to any other form of legal process, by any judicial, regulatory, administrative, legislative or governmental authority, or any other person or entity, Consultant agrees to notify ProAssurance promptly that such subpoena, demand or other legal process has been received. Consultant agrees to use Consultant's best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with ProAssurance and its subsidiaries in seeking protection from disclosure of the Confidential Information. If Consultant is required to disclose the Confidential Information, Consultant agrees, at Professional Group's request and expense, to use Consultant's best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

          c. Upon the termination of this Agreement, Consultant shall promptly deliver to ProAssurance all originals and all copies that are in Consultant's possession or control of the following: all customer lists, stockholder lists, lists of names of beneficial owners, policyholder lists, manuals, letters, notes, notebooks, reports and all other materials relating to the business of ProAssurance and its subsidiaries. Consultant shall represent to ProAssurance that Consultant has complied with the provisions of this Section 8 at the time the Consultant ceases to be a consultant to ProAssurance.

     9.   Noncompetition and Nonsolicitation.

          a. During the term of this Agreement, Consultant agrees that Consultant shall not, directly or indirectly, engage, participate, or assist in any business organization by performing services related to the providing of malpractice insurance to physicians, dentists and other persons or entities insured by ProAssurance or any of its subsidiaries (the "Proscribed





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Activities") in the states in which ProAssurance or any of its subsidiaries is then conducting the Proscribed Activities, whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant or in any other capacity, on Consultant's own behalf or on behalf of any person or entity. Consultant may make passive investments in a competitive enterprise the voting equity interests of which are publicly traded, provided that Consultant's holdings in such enterprise, together with the holdings of any of the Consultant's affiliates (as that term is defined in Rule 405 of the Rules under the Exchange Act) do not exceed 3% of the outstanding voting equity interests of such enterprise.

          b. During the term of this Agreement, Consultant agrees that Consultant shall not (i) directly or indirectly solicit any person or entity in the states in which ProAssurance or any of its subsidiaries is then conducting the Proscribed Activities to purchase insurance products or services competitive with the Proscribed Activities, (ii) directly or indirectly solicit any person or entity to purchase or sell insurance products or services relating to the Proscribed Activities, or (iii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant with ProAssurance or any of its subsidiaries to terminate such person's employment or consulting relationship with ProAssurance or any of its subsidiaries.

     10. Restrictions Reasonable. The restrictions against competition and solicitation set forth above are considered by the parties to be reasonable for the purposes of protecting the business of ProAssurance and its subsidiaries. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too broad a range of activities, or in too large a geographic area, then that restriction shall be interpreted to extend only over the maximum period of time, or range of activities, or geographic area, as to which it may be enforceable.

     11. Remedies. Consultant and ProAssurance acknowledge that ProAssurance and its subsidiaries would not have an adequate remedy at law for money damages if the covenants contained in Sections 8 or 9 of this Agreement were not complied with in accordance with their terms. Because the breach or threatened breach of any of the covenants in Sections 8 or 9 of this Agreement will result in immediate and irreparable injury to ProAssurance and its subsidiaries, Consultant agrees that ProAssurance and its subsidiaries shall be entitled to an injunction restraining Consultant from violating Sections 8 and 9 of this Agreement to the fullest extent allowed by law. Nothing in this Agreement shall prohibit ProAssurance or any of its subsidiaries from pursuing all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.

     12. Survival. The provisions of Sections 8, 9, 10, 11, 12 and 18(b) shall survive the termination of this Agreement and shall inure to the benefit of ProAssurance, its successors and assigns.

     13. Third-Party Agreements and Rights. Consultant confirms that Consultant is not bound by any agreement with any other person or entity that would restrict engagement of Consultant in any business or Consultant's use or disclosure of information. Consultant represents that Consultant's execution of this Agreement, engagement by ProAssurance and performance of duties pursuant to this Agreement will not violate any obligations Consultant






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may have to any other person or entity. Consultant shall not disclose or make use of information in violation of any agreements with or rights of any other person or entity.

     14. Further Assurances. Consultant and ProAssurance agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

     15. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by a party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflicts of law principles.


     17. Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation), to the parties at the addresses below (or at such other address for a party as shall be specified by like notice):

          a.   If to ProAssurance:

               ProAssurance Corporation
               100 Brookwood Place
               Birmingham, Alabama 35209
               Attention: Chief Executive Officer
               Fax: (205) 877-4405


          b.   If to Consultant:








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                _____________________________________

                _____________________________________

                _____________________________________


     18.  Assignment.

          a. This Agreement and all of Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be assignable by the Consultant. A purported assignment shall not be valid or binding on ProAssurance.

          b. This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of ProAssurance. ProAssurance will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ProAssurance by agreement in form and substance satisfactory to the Consultant, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ProAssurance would be required to perform it if no such succession had taken place. For purposes of this Section 18, "ProAssurance" shall mean ProAssurance as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 18 or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

     19. Attorneys' Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and the expiration of all appeals immediately pay upon demand all reasonable attorneys' fees and expenses of the prevailing party.

     20. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by Consultant and ProAssurance.

     21. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

     22. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.



















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     The parties have executed this Agreement effective as of the day and year first written above.


PROASSURANCE CORPORATION                      CONSULTANT


By:
    -----------------------------             ----------------------------------
    Victor T. Adamo, President                Name:




                                              ----------------------------------
                                              Taxpayer Identification Number
















































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